TIAA Retirement Annuity Accounts TIAA Real Estate Account Real Estate As of 6/30/2020 1 2 Portfolio Net Assets Inception Date Symbol Estimated Annual Expenses $24.2 Billion 10/02/1995 QREARX 0.78% Investment Description Performance The Account seeks to generate favorable total Total Return Average Annual Total Return returns primarily through rental income and appreciation of real estate investments and real Since estate-related investments and offers investors guaranteed, daily liquidity. The Account intends QTD YTD 1 Year 3 Years 5 Years 10 Years Inception to invest between 75% and 85% of its net assets TIAA Real Estate Account -1.46% -1.36% 0.99% 3.75% 4.42% 8.17% 6.06% directly in real estate or real estate-related investments, which TIAA believes have the The returns quoted represent past performance, which is no guarantee of future results. Returns and the potential to generate rental income and appreciation. The remainder of its investments principal value of your investment will fluctuate. Current performance may be higher or lower than that will be invested in publicly traded, liquid shown, and you may have a gain or a loss when you redeem your accumulation units. For current investments. performance information, including performance to the most recent month-end, please visit TIAA.org, or call 800-842-2252. Performance may reflect waivers or reimbursements of certain expenses. Absent these Learn More waivers or reimbursement arrangements, performance may be lower. 1 The total annual expense deduction, which includes investment management, administration, and distribution For more information please contact: 800-842-2252 expenses, mortality and expense risk charges, and the liquidity guarantee, is estimated each year based on Weekdays, 8 a.m. to 10 p.m. (ET), projected expense and asset levels. Differences between actual expenses and the estimate are adjusted Saturdays, 9 a.m. to 6 p.m. (ET), quarterly and are reflected in current investment results. Historically, adjustments have been small. or visit TIAA.org 2 The Account's total annual expense deduction appears in the Account's prospectus, and may be different than that shown herein due to rounding. Please refer to the prospectus for further details. Hypothetical Growth of $10,000 The chart illustrates the performance $2 6, 50 0 of a hypothetical $10,000 investment $2 1, 50 0 6/20 on June 30, 2010 and redeemed on June 30, 2020. $1 6, 50 0 $1 1, 50 0 — TIAA Real Estate Account $21,929 $6,5 00 $1,5 00 6/10 12/11 6/13 12/14 6/16 12/17 6/19 The total returns are not adjusted to reflect sales charges, the effects of taxation or redemption fees, but are adjusted to reflect actual ongoing expenses, and assume reinvestment of dividends and capital gains, net of all recurring costs. Properties by Type (As of 6/30/2020) Properties by Region (As of 6/30/2020) % of Real Estate Investments3 4 % of Real Estate Investments3 Office 37.9 West 39.8 Apartment 25.4 East 31.4 Retail 19.0 South 26.4 Industrial 16.1 Midwest 2.4 Other 1.6 3 Wholly owned properties are represented at fair value and gross of any debt, while joint venture properties are represented at the net equity value. 4 Other properties represents interests in Storage Portfolio investments, a hotel investment and land. Please refer to the next page for important disclosure information.

TIAA Retirement Annuity Accounts
TIAA Real Estate Account

Real Estate | As of 6/30/2020

Portfolio Composition	(As of 6/30/20)
Investments by Type	**% of Net Assets**
Real Estate Properties (Net Of Debt)	59.2%
Real Estate Joint Venture And Limited Partnerships	26.3%
Loans Receivable (Net Of Debt)	6.3%
Marketable Securities Other	5.7%
Marketable Securities Real Estate Related	3.5%
Other (Net Receivable/Liability)	-1.0%

Top 10 Holdings[5]	(As of 6/30/20)
	% of Total Investments[6]
Fashion Show	3.3%
The Florida Mall	2.8%
1001 Pennsylvania Avenue	2.7%
Simpson Housing Portfolio	2.7%
Colorado Center	2.1%
99 High Street	1.8%
Ontario Industrial Portfolio	1.7%
701 Brickell Avenue	1.4%
Four Oaks Place	1.4%
Lincoln Centre	1.4%
Total	**21.3%**

Market Recap

According to the Bureau of Labor Statistics, the U.S. economy entered the year strong, with a recession probability in the low 30% range. With the rapid spread of COVID-19 across the U.S. by mid-March, the U.S. economy ground to an unexpected halt as states shut down their economies to contain the spread of the pandemic. Over 900,000 jobs were lost during the first quarter, but by the end of April 2020, 20.8 million of additional job losses were recorded as businesses were impacted and bankruptcies spiked. The economy recovered more than 7.5 million jobs during May and June. The unemployment rate stood at 11.1% as of June 2020, down from its peak of 14.7% in April 2020.

Recent spikes in COVID-19 cases have halted reopening efforts across California, Florida and Texas, among other states, and have diminished the expectations of a V-shaped recovery. The unemployment trends have followed the patterns of re-openings across states, and are likely to reflect a slowdown in the coming months. Job postings across Houston, Miami, and San Francisco have declined by more than 30% since January 2020.

Since March 2020, the Federal Reserve implemented multiple emergency actions in response to the economic disruption caused by the COVID-19 pandemic. To maintain financial market liquidity, the Federal Reserve has taken extraordinary actions since February 2020. The Federal Reserve lowered the federal funds rates to 0%-0.25% and has committed to purchasing a wide array of financial instruments that include but are not limited to Treasury bonds, Agency MBS, CMBS and municipal bonds. The Federal Reserve's balance sheet has reached $7 trillion at the end of June 2020, representing seven times the balance for the same period in 2008. Congress is debating the size of the next stimulus package. Currently, over 30 million people are collecting the extended unemployment assistance. In the Beige Book published on July 15, 2020, the Federal Reserve maintained the view that the economic outlooks remain highly uncertain. The Federal Reserve remains committed to strengthening the U.S. economy and is likely to support additional stimulus.

According to the Green Street Commercial Property Price Index, commercial property values fell 10.1% during the second quarter of 2020 due to the effects of COVID-19. Commercial real estate conditions deteriorated across all property types during the second quarter of 2020. With the exception of the industrial, health-care related, self-storage and manufactured housing sectors, almost all sectors depreciated by more than 10% during the second quarter of 2020. Property values fell in April and May but held steady in June 2020. Malls and lodging properties have seen values fall 25% in the last three months.

Real estate market conditions are expected to continue to deteriorate in the near term. Real estate transactions are expected to slow significantly until the long-term impact of the COVID-19 pandemic on the U.S. economy is fully understood and economic conditions stabilize.

Note: Data subject to revision.

Important Information

[5] The commercial real property holdings listed are subject to change and may not be representative of the Account's current or future investments. The property holdings listed are part of the Account's long-term investments and exclude liquid, fixed-income investments and other securities held by the Account. The property holdings do not include the Account's entire investment portfolio and should not be considered a recommendation to buy, sell or hold a particular security or other investment.

[6]Real estate fair value is presented gross of debt. Investments in joint ventures are presented at the Account's ownership interest.

Fashion Show is held in a joint venture with Brookfield Property Partners, in which the Account holds 50% interest, and is presented gross of debt. As of June 30, 2020, the debt had a fair value of $417.4 million.

The Florida Mall is held in a joint venture with Simon Property Group, LP, in which the Account holds a 50% interest, and is presented gross of debt. As of June 30, 2020, the debt had a fair value of $155.4 million.

1001 Pennsylvania Avenue is presented gross of debt. As of June 30, 2020, the debt had a fair value of $316.3 million.

Simpson Housing Portfolio is held in a joint venture with Simpson Housing LP, in which the Account holds an 80% interest, and is presented gross of debt. As of June 30, 2020, the debt had a fair value of $383.5 million.

Colorado Center is held in a joint venture with EOP Operating LP, in which the Account holds a 50% interest, and is presented gross of debt. As of June 30, 2020, the debt had a fair value of $270.9 million.

99 High Street is presented gross of debt. As of June 30, 2020, the debt had a fair value of $279.4 million.

701 Brickell Avenue is presented gross of debt. As of June 30, 2020, the debt had a fair value of $180.3 million.

Four Oaks Place is held in a joint venture with Allianz US Private REIT LP, in which the Account holds a 51% interest, and is presented gross of debt. As of June 30, 2020, the debt had a fair value of $82.7 million.

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TIAA Retirement Annuity Accounts TIAA Real Estate Account Real Estate As of 6/30/2020 Real estate investment portfolio turnover rate was 7.8% for the year ended 12/31/2019. Real estate investment portfolio turnover rate is calculated by dividing the lesser of purchases or sales of real estate property investments (including contributions to, or return of capital distributions received from, existing joint venture and limited partnership investments) by the average value of the portfolio of real estate investments held during the period. Marketable securities portfolio turnover rate was 28.7% for the year ended 12/31/2019. Marketable securities portfolio turnover rate is calculated by dividing the lesser of purchases or sales of securities, excluding securities having maturity dates at acquisition of one year or less, by the average value of the portfolio securities held during the period. Teachers Insurance and Annuity Association of America (TIAA), New York, NY, issues annuity contracts and certificates. TIAA-CREF Individual & Institutional Services, LLC, Member FINRA and SIPC, distributes securities products. Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity and may lose value. THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A CURRENT PROSPECTUS FOR THE TIAA REAL ESTATE ACCOUNT. PLEASE CAREFULLY CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES, AND EXPENSES BEFORE INVESTING AND CAREFULLY READ THE PROSPECTUS. ADDITIONAL COPIES OF THE PROSPECTUS CAN BE OBTAINED BY CALLING 877-518-9161. A Note About Risks In general, the value of the TIAA Real Estate Account will fluctuate based on the underlying value of the direct real estate or real estate-related securities in which it invests. The risks associated with investing in the Real Estate Account include the risks associated with real estate ownership including among other things fluctuations in property values, higher expenses or lower income than expected, risks associated with borrowing and potential environmental problems and liability, as well as risks associated with participant flows and conflicts of interest. For a more complete discussion of these and other risks, please consult the prospectus. ©2020 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017 Continued on next page… 1233729